Exhibit 99(a)(1)(I)
Press Release
Gladstone Capital Corporation Announces Offer to Amend Stock Options
Wednesday, April 12, 2006
MCLEAN, Va. — April 12, 2006 — Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its Board of Directors has approved an offer to the executive officers and directors of the Company and the employees of the Company’s external investment adviser, Gladstone Management Corporation, who hold stock options (the “Optionees”), to amend the terms of all stock options currently outstanding (the “Options”) under the Company’s Amended and Restated 2001 Equity Incentive Plan, as amended, to accelerate the expiration date of the Options to September 30, 2006. The offer is conditioned upon its acceptance by all of the Optionees, so that 100% of the outstanding Options are amended to expire on September 30, 2006.
The offer to amend the Options currently is scheduled to expire at 5:00 p.m., Eastern Time, on May 31, 2006. If the offer is successful and all Options are amended, the Company intends to implement, effective October 1, 2006, the proposed Investment Advisory and Management Agreement between the Company and Gladstone Management Corporation and the Administration Agreement between the Company and Gladstone Administration, LLC, a wholly owned subsidiary of Gladstone Management Corporation, that were approved by the Company’s stockholders on December 2, 2005. Effective April 11, 2006, the Company’s Board of Directors accelerated in full the vesting of all outstanding options other than options held by the Company’s non-employee Directors.
The Company filed a Schedule TO and related documentation regarding the offer with the Securities and Exchange Commission on April 12, 2006.
Gladstone Capital is a specialty finance company that invests in debt securities consisting primarily of senior term loans, second lien loans, and senior subordinate loans in small and medium sized businesses. For more information please visit our website at www.GladstoneCapital.com.
For further information contact our Investor Relations Manager, Kelly Sargent, at 703.287.8535.
This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, including statements with regard to the offer to amend options, the outcome of the offer, and the implementation of the proposed Investment Advisory and Management Agreement with Gladstone Management Corporation and the Administration Agreement with Gladstone Administration, LLC. However, the safe harbors of Section 27A of the Securities Act of 1933, as amended and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the offer. Words such as “believes, “expects,” “intends,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s Form 10-K dated September 30, 2005, as filed with the Securities and Exchange Commission on December 13, 2005, and those factors listed under the caption “Risk Factors” in the Offer to Amend Options, dated April 11, 2006, filed as Exhibit 99(a)(1)(A) to the Company’s Schedule TO, as filed with the Securities and Exchange Commission on April 11, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.